Exhibit 10.1

Candela Corporation

Amended and Restated Employment Agreement dated as of April 5, 2007, between Candela Corporation and Gerard E. Puorro

AGREEMENT made as of the 5th day of April, 2007, by and between Candela Corporation, a Delaware corporation (the “Company”), and Gerard E. Puorro (“Puorro” or the “Employee”).

WHEREAS, the Company desires to employ Puorro and Puorro desires to be employed by the Company on the terms and conditions contained herein;

WHEREAS, the Company and the Employee originally executed prior versions of this Agreement on August 4, 1994 and March 10, 1999, which agreement is presently in full force and effect, and the parties wish and hereby intend to rescind the August 4, 1994 Agreement and the March 10, 1999 Agreement and replace them with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1.  Employment and Term.  The Company hereby agrees to continue to employ the Employee and the Employee hereby agrees to serve as President and Chief Executive Officer of the Company.  Both the Employee and the Company shall have the right to terminate the Employee’s employment at any time upon notice to the other party as provided in Paragraph 3 hereof subject to the Company’s obligation to pay termination benefits under certain circumstances as provided in Paragraphs 3.E and 3.F.

2.  Compensation.

A.            Salary.  In consideration of all of the services to be rendered by the Employee to the Company, the Company will pay the Employee a base salary at the rate per annum approved by the Compensation Committee or the full Board of Directors from time to time.  Such salary shall be payable in conformity with the Company’s prevailing compensation practices, as such practices shall be established or modified from time to time.

B.            Benefits.  The Employee will be entitled to continue to participate on the same basis with all other employees of the Company in the Company’s standard benefit package generally available to all other employees of the Company, including the Company’s group health, disability, vacation accrual and life insurance programs except that the Employee shall have the right to participate in two or more life insurance programs, including the Officer Life Insurance program referenced in Section 2(D) and one other existing policy issued by Axa Equitable.

C.            Company Car.  The Employee will be entitled to the use of a company car, leased by the Company, in a price range approved by the Compensation Committee from time to time.

D.            Life Insurance.  The Employee will be entitled to continue to participate in the Company’s Officer (Reverse Split Dollar) Life Insurance Program (“Officer Life Program”) with a death benefit of $1,000,000, provided that the Employee shall be responsible for the payment of any premiums thereon which practice was formerly put in place.

3.  Termination and Severance.  The Employee’s employment may be terminated as follows:

A.            At the Employee’s Option.  Subject to the Company’s right to terminate the Employee pursuant to Paragraphs 3.B, 3.C and 3.D below, the Employee may terminate his employment hereunder for any reason at any time upon at least sixty (60) days’ prior written notice.  In the event the Employee terminates his employment pursuant to this Paragraph 3.A, either the Employee or the Company can elect, prior to the expiration of the sixty (60) day notice period provided above, that the Employee receive severance payments pursuant to Paragraph 3.E hereof, which election by either party will also cause the provisions of Paragraph 4 hereof to become operable.  If no such election is made, the Employee shall not be entitled to any severance payments pursuant to Paragraph 3.E hereof.

B.            Upon Disability of Employee.  If the Employee becomes disabled for such period of time and under circumstances which entitle him to receive disability benefits under the terms of any disability policy now maintained or to be purchased for the Employee by the Company, then the Board of Directors of the Company, in its discretion, may elect to terminate the Employee’s employment by reason of such disability.  In the event of such termination the Employee shall be entitled to severance payments pursuant to Paragraph 3.E hereof, less the “before income tax” value of disability benefits received under said disability policy.

C.            At the Election of the Company for Just Cause.  Notwithstanding Paragraph 3.A, the Company may, immediately and unilaterally, terminate the Employee’s employment for just cause at any time during the term of this Agreement by notice to the Employee.  Termination of the Employee’s employment by the Company shall constitute a termination for just cause if such termination is for one or more of the following reasons:  (i) Employee’s conviction in a court of law of any felony, which conviction makes him unfit for continuing employment, prevents him from effective management of the Company or materially adversely affects the reputation or business activities of the Company; (ii) the commission by the Employee of any act of fraud or embezzlement, or the misappropriation by the Employee of any money or other assets or property (tangible or intangible) of the Company; or (iii) dishonesty or willful misconduct which adversely affects the reputation or business activities of the Company, or misappropriation of funds.  In the event that the Company exercises its right to terminate the Employee’s employment under this Paragraph 3.C, the Employee shall not be entitled to receive any severance or other termination benefits, but the Employee shall be subject to the provisions of Section 4 as if he were receiving severance under Paragraph 3.D below.

D.            At the Election of the Company for Reasons Other than Just Cause.  Notwithstanding Paragraph 3.A, the Company may, immediately and unilaterally, terminate the Employee’s employment at any time without cause by giving written notice to the Employee of the Company’s election so to terminate.  In the event that the Company exercises its right to terminate under this Paragraph 3.D, the Employee shall be entitled to receive severance payments and benefits from the Company as determined in accordance with Paragraphs 3.E and 3.F, respectively, below.

E.             Severance Payments.  In the event that the Employee’s employment with the Company is terminated either (i) at the Employee’s option and either the Employee or the Company elects for the Employee to receive severance payments pursuant to paragraph 3.A, or (ii) at the Company’s option pursuant to paragraph 3.D, the Employee shall be entitled to receive severance payments from the Company during the period beginning on the date of termination and ending two (2) years from the date of termination (the “Severance Period”).  During the first year of the Severance Period, severance payments shall be equal to the Employee’s monthly salary as of the date of termination.  During the second year of the Severance Period, severance payments shall be equal to fifty percent (50%) of the Employee’s monthly salary as of the date of termination; provided, however, that if the Board of Directors of the Company has voted to elect an individual to serve as President and Chief Executive Officer of the Company immediately succeeding the Employee’s performance of duties as President and CEO, and such designation of successor is made prior to the Employee’s date of termination and cessation of service as CEO, then in such event, during the second year of the Severance Period, severance payments shall be equal to the employee’s monthly salary as of the date of termination. All severance payments shall be made in accordance with the Company’s then current payroll practices and will be subject to all applicable federal, local and state withholding, payroll and other taxes.

F.             Benefits Continuation.  The Employee’s eligibility for participation in the Company’s health plan or plans terminates as of the Termination Date and the parties agree that the Termination Date shall constitute the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  However, the Employee may elect in accordance with COBRA to continue coverage under the Company’s health plans which are available to active employees of the Company.  If the Employee’s employment is terminated at the Company’s election pursuant to Paragraph 3.D, then in the event Employee elects continuation of coverage under COBRA, the Company shall, during the Severance Period, pay 100% of the premium payments for health insurance coverage, and after the expiration of the Severance Period health insurance coverage shall be continued only to the extent required by COBRA and only to the extent that Employee timely pays the premium payments for such continuation of health insurance coverage.

G.            Suspension of Payments and Benefits.  The Company may, in its discretion, suspend any or all of the foregoing severance payments and benefits in the event Employee materially breaches the provisions of this Agreement or the provisions of the Invention Disclosure and Confidentiality Agreement described in Section 5 hereof.

4.  Non-Competition and Non-Solicitation.

A.            Non-Competition.  During the term of Employee’s employment with the Company and until the expiration of the Severance Period, if any, (the “Non-Compete Period”), the Employee will not, without the Company’s prior written consent, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is or plans to be in competition in the United States with any of the products or services marketed, distributed, sold or otherwise provided by the Company at such time.  The ownership by the Employee of not more than one percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on NASDAQ shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

B.            Non-Solicitation. During the Non-Compete Period, the Employee will not, directly or indirectly, employ any person who is employed by the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company.  In addition, the Employee will not knowingly permit any company or business organization in which the Employee is an officer of director or which is directly or indirectly controlled by the Employee, to employ or in any manner seek to induce any such person to leave his or her employment with the Company.

C.            Irreparable Harm.  The Employee agrees that the breach of this provision by the Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder.

D.            Survival.  The Employee hereby agrees and understands that the Employee’s obligations under this Agreement shall survive the termination of the Employee’s employment regardless of the manner of such termination and shall be binding upon the Employee’s heirs, executors, administrators and legal representatives.

5.  Invention Disclosure and Confidentiality Agreement. The Employee acknowledges that he entered into the Invention Disclosure and Confidentiality Agreement in the form attached hereto as Appendix A effective as of April 10, 1989, and that such Agreement is binding upon him and remains in full force and effect.

6.  General Provisions.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement and the Invention Disclosure and Confidentiality Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior negotiations, understandings or agreements concerning the subject matter hereof and thereof, whether oral or written, including the Agreements between the Employee and the Company dated April 10, 1989, August 4, 1994, the letter agreement between the Employee and the Company dated September 12, 1996, and March 10, 1999.  This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by both the Company and the Employee. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement but this Agreement shall be construed and reformed to the fullest extent possible.  If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law as it shall then appear.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.  Nothing in this Agreement shall be construed as a contract of employment for a specific term or create any obligation on the part of the Company or any other person or entity to continue Employee’s employment with the Company. Employee may not assign any of his rights and obligations under this Agreement except by will or by the laws of descent and distribution; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.